Exhibit 99.1

Press Release October 16, 2019	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2019 Results

FORT WAYNE, INDIANA, October 16, 2019 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2019 financial results. The company reported third quarter 2019 net sales of $2.5 billion and net income of $151 million, or $0.69 per diluted share. Comparatively, prior year third quarter net sales were $3.2 billion, with net income of $398 million, or $1.69 per diluted share, which included charges related to fair value purchase accounting adjustments of $0.04 per diluted share and a tax benefit of $0.04 per diluted share. Sequential second quarter 2019 net sales were $2.8 billion, with net income of $194 million, or $0.87 per diluted share.

“Our third quarter 2019 consolidated operating income was $228 million and adjusted EBITDA $315 million,” said Mark D. Millett, President and Chief Executive Officer. “The team delivered a solid third quarter performance in a challenging steel pricing environment, as average steel pricing declined in the quarter more than offsetting the benefit of lower scrap costs. Steel customer inventory destocking has subsided, and underlying domestic steel demand remains principally intact for the primary steel consuming sectors, with particular strength in construction, as supported by our continued seasonally strong steel fabrication backlog.”

The company generated strong cash flow from operations of $444 million during the third quarter 2019 and increased liquidity to a record high $2.4 billion. The company paid cash dividends of $53 million and repurchased $115 million of its common stock during the third quarter 2019.

“We are pleased by the recent rating upgrades to an investment grade credit by all three credit rating agencies,” stated Theresa E. Wagler, Executive Vice President and Chief Financial Officer. “This is a natural progression of our growth, and recognition of our strong balance sheet profile and through-cycle free cash flow generation capability. Due to the strength of our liquidity profile, capital structure and free cash flow generating business model, we have the flexibility for continued growth and responsible shareholder distributions, while also being committed to maintaining investment grade credit metrics.”

Third Quarter 2019 Comments

Third quarter 2019 operating income for the company’s steel operations was $240 million, or 19 percent lower than sequential second quarter 2019 results. The sequential earnings decline was driven by lower realized product pricing and decreased shipments in the company’s sheet steel operations, which more than offset the benefit of lower scrap costs in the quarter. The third quarter 2019 average external product selling price for the company’s overall steel operations decreased $70 sequentially to $809 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $41 to $275 per ton.

The company’s steel processing locations represented 17 percent of the shipment mix in the third quarter 2019, compared to 16 percent in the sequential quarter and 12 percent in the prior year third quarter. These locations use steel products as their primary raw material, and the associated steel procurement costs represented 17 percent of the steel operations cost of goods sold in the third quarter 2019, 18 percent in the sequential quarter, and 9 percent in the prior year third quarter.

Third quarter 2019 operating income from the company’s metals recycling operations decreased to $3 million, compared to $11 million in the sequential second quarter, primarily as a result of the continued decline in aluminum demand and associated selling values. London Metal Exchange aluminum prices have declined more than 10 percent in 2019. Ferrous shipments and selling values also declined in the quarter, with prime scrap indices falling almost $30 per gross ton from July to September 2019.

Third quarter 2019 operating income from the company’s steel fabrication operations was a strong $35 million, or 15 percent higher than sequential second quarter results. Earnings improved as higher shipments and lower raw material steel input costs resulted in expanded profit margins. The steel fabrication platform’s order backlog remains strong, and customers remain optimistic concerning non-residential construction projects.

Year-to-Date September 30, 2019 Comparison

For the nine months ended September 30, 2019, net income was $550 million, or $2.47 per diluted share, with net sales of $8.1 billion, as compared to net income of $988 million, or $4.17 per diluted share, with net sales of $8.9 billion for the same period in 2018. Net sales decreased nine percent, while operating income of $805 million decreased 41 percent from record high 2018 year-to-date results of $1.4 billion. The decline in earnings was driven by decreased sheet steel product pricing, as hot roll coil price indices fell approximately $185 per ton, or 25 percent, since December 2018.

Compared to prior year results, the average year-to-date external product selling price for the company's overall steel operations decreased $53 to $863 per ton. The average year-to-date ferrous scrap cost per ton melted at the company’s steel mills decreased $31 to $309 per ton.

The company generated strong cash flow from operations of $987 million, paid cash dividends of $148 million, and repurchased $292 million of its common stock during the first nine months of 2019.

Outlook

“Based on domestic steel demand fundamentals, we are constructive regarding 2020 North American steel market dynamics,” said Millett. “We believe North American steel consumption will experience modest growth and will be supported by further steel import reductions and the end of steel inventory destocking. We believe current trade actions could have a positive impact in further reducing unfairly traded steel imports into the United States, including coated flat roll steel, which could have a significant positive impact for Steel Dynamics, as we are the largest non-automotive flat roll steel coater in the United States.

“In combination with our existing and newly announced expansion initiatives, there are firm drivers in place for our continued growth. We are excited about our Sinton, Texas flat roll steel mill project, and the associated long-term value creation it will bring through geographic and value-added product diversification. This facility is designed to have product size and quality capabilities beyond that of existing electric-arc-furnace flat roll steel producers, competing even more effectively with the integrated steel model and foreign competition. We have targeted regional markets that represent over 27 million tons of relevant flat roll steel consumption, which includes the growing Mexican flat roll steel market. This facility is located and designed to have a meaningful competitive advantage in those regions.

“We are competitively positioned and remain focused on delivering long-term shareholder value creation through organic and transactional growth opportunities,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2019 operating and financial results on Thursday, October 17, 2019, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com. For the call, a quarterly slide presentation will be available on the company’s website at www.steeldynamics.com. A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 23, 2019.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (6) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2019	2018	2019	2018	June 30, 2019
Net sales	$2,526,845	$3,223,547	$8,114,795	$8,917,947	$2,770,515
Costs of goods sold	2,167,006	2,537,466	6,900,220	7,116,368	2,349,349
Gross profit	359,839	686,081	1,214,575	1,801,579	421,166

Selling, general and administrative expenses	107,242	102,614	324,530	310,076	106,250
Profit sharing	17,848	45,304	64,396	114,301	22,871
Amortization of intangible assets	6,704	6,591	20,730	20,346	7,013
Operating income	228,045	531,572	804,919	1,356,856	285,032

Interest expense, net of capitalized interest	31,339	31,560	94,782	94,968	32,321
Other expense (income), net	(4,545)	(7,103)	(15,137)	(16,601)	(4,249)
Income before income taxes	201,251	507,115	725,274	1,278,489	256,960

Income tax expense	48,643	109,209	171,093	292,536	60,214
Net income	152,608	397,906	554,181	985,953	196,746
Net (income) loss attributable to noncontrolling interests	(1,560)	469	(4,503)	2,422	(2,444)
Net income attributable to Steel Dynamics, Inc.	$151,048	$398,375	$549,678	$988,375	$194,302

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.69	$1.70	$2.49	$4.20	$0.88

Weighted average common shares outstanding	217,873	234,208	221,145	235,483	221,505

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.69	$1.69	$2.47	$4.17	$0.87

Weighted average common shares and share equivalents outstanding	219,109	235,649	222,197	236,772	222,519

Dividends declared per share	$0.2400	$0.1875	$0.7200	$0.5625	$0.2400

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,146,007	$828,220
Short term investments	69,529	228,783
Accounts receivable, net	986,946	1,043,756
Inventories	1,767,020	1,859,168
Other current assets	50,818	72,730
Total current assets	4,020,320	4,032,657

Property, plant and equipment, net	3,031,731	2,945,767

Intangible assets, net	249,598	270,328

Goodwill	540,913	429,645

Other assets	100,685	25,166
Total assets	$7,943,247	$7,703,563
Liabilities and Equity
Current liabilities
Accounts payable	$528,629	$550,754
Income taxes payable	2,074	7,468
Accrued expenses	392,422	436,681
Current maturities of long-term debt	82,150	24,234
Total current liabilities	1,005,275	1,019,137

Long-term debt	2,355,243	2,352,489

Deferred income taxes	468,248	435,838

Other liabilities	70,126	8,870
Total liabilities	3,898,892	3,816,334

Commitments and contingencies

Redeemable noncontrolling interests	143,614	111,240

Equity
Common stock	645	645
Treasury stock, at cost	(1,469,078)	(1,184,243)
Additional paid-in capital	1,175,512	1,160,048
Retained earnings	4,349,523	3,958,320
Accumulated other comprehensive income	39	301
Total Steel Dynamics, Inc. equity	4,056,641	3,935,071
Noncontrolling interests	(155,900)	(159,082)
Total equity	3,900,741	3,775,989
Total liabilities and equity	$7,943,247	$7,703,563

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating activities:
Net income	$152,608	$397,906	$554,181	$985,953

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,470	81,383	240,555	236,638
Equity-based compensation	8,841	7,978	33,229	28,860
Deferred income taxes	11,311	23,899	34,952	45,437
Other adjustments	(1,116)	312	(952)	197
Changes in certain assets and liabilities:
Accounts receivable	85,633	(48,024)	95,195	(330,307)
Inventories	35,479	(69,885)	139,889	(240,908)
Other assets	39	(6,429)	7,632	(7,164)
Accounts payable	1,111	(14,883)	(54,167)	100,368
Income taxes receivable/payable	6,293	(31,127)	19,715	55,414
Accrued expenses	64,533	79,310	(83,001)	49,920
Net cash provided by operating activities	444,202	420,440	987,228	924,408

Investing activities:
Purchases of property, plant and equipment	(154,131)	(70,668)	(293,687)	(176,477)
Purchases of short term investments	(34,884)	(35,000)	(134,026)	(125,000)
Proceeds from maturities of short term investments	79,508	10,000	293,279	10,000
Acquisition of business, net of cash and restricted cash acquired	(3,694)	(37,589)	(97,106)	(433,998)
Other investing activities	2,746	576	4,023	1,462
Net cash used in investing activities	(110,455)	(132,681)	(227,517)	(724,013)

Financing activities:
Issuance of current and long-term debt	128,230	110,041	374,686	327,670
Repayment of current and long-term debt	(119,988)	(115,039)	(369,134)	(346,162)
Dividends paid	(52,751)	(44,081)	(148,493)	(125,146)
Purchase of treasury stock	(114,950)	(74,965)	(292,394)	(193,379)
Other financing activities	(1,527)	-	(7,259)	(8,324)
Net cash used in financing activities	(160,986)	(124,044)	(442,594)	(345,341)

Increase (decrease) in cash, cash equivalents, and restricted cash	172,761	163,715	317,117	(144,946)
Cash, cash equivalents, and restricted cash at beginning of period	978,779	726,424	834,423	1,035,085
Cash, cash equivalents, and restricted cash at end of period	$1,151,540	$890,139	$1,151,540	$890,139

Supplemental disclosure information:
Cash paid for interest	$9,115	$8,643	$71,702	$70,498
Cash paid for income taxes, net	$29,794	$119,802	$116,149	$198,752

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Third Quarter		Year to Date
	2019	2018	2019	2018	1Q 2019	2Q 2019
External Net Sales
Steel	$1,922,528	$2,475,044	$6,153,448	$6,722,260	$2,124,570	$2,106,350
Fabrication	246,078	250,625	715,982	669,556	228,480	241,424
Metals Recycling	280,908	387,219	955,145	1,200,045	351,137	323,100
Other	77,331	110,659	290,220	326,086	113,248	99,641
Consolidated	$2,526,845	$3,223,547	$8,114,795	$8,917,947	$2,817,435	$2,770,515
Operating Income
Steel	$239,587	$577,308	$846,793	$1,452,857	$312,437	$294,769
Fabrication	35,321	13,145	86,690	47,162	20,663	30,706
Metals Recycling	2,894	17,764	33,466	71,297	19,958	10,614
Operations	277,802	608,217	966,949	1,571,316	353,058	336,089

Non-cash amortization of intangible assets	(6,704)	(6,591)	(20,730)	(20,346)	(7,013)	(7,013)
Profit sharing expense	(17,848)	(45,304)	(64,396)	(114,301)	(23,677)	(22,871)
Non-segment operations	(25,205)	(24,750)	(76,904)	(79,813)	(30,526)	(21,173)
Consolidated Operating Income	$228,045	$531,572	$804,919	$1,356,856	$291,842	$285,032
Adjusted EBITDA
Net income	$152,608	$397,906	$554,181	$985,953	$204,827	$196,746
Income taxes	48,643	109,209	171,093	292,536	62,236	60,214
Net interest expense	24,107	25,894	73,722	79,304	24,017	25,598
Depreciation	71,456	73,431	215,887	212,125	71,846	72,585
Amortization of intangible assets	6,704	6,591	20,730	20,346	7,013	7,013
Noncontrolling interest	(1,560)	469	(4,503)	2,422	(499)	(2,444)
EBITDA	301,958	613,500	1,031,110	1,592,686	369,440	359,712
Non-cash adjustments
Unrealized hedging (gain) loss	3,697	3,030	1,720	(4,090)	1,742	(3,719)
Inventory valuation	278	1,017	870	1,482	241	351
Equity-based compensation	8,842	7,978	28,541	25,933	10,619	9,080
Adjusted EBITDA	$314,775	$625,525	$1,062,241	$1,616,011	$382,042	$365,424
Other Operating Information
Steel
Average external sales price (Per ton) *	$809	$988	$863	$916	$902	$879
Average ferrous cost (Per ton melted) #	$275	$352	$309	$340	$338	$316

Flat Roll shipments
Butler and Columbus Flat Roll Divisions	1,527,230	1,562,813	4,628,544	4,713,125	1,526,851	1,574,463
Techs, Heartland, and USS Divisions (processing)	427,645	294,559	1,181,269	711,624	330,775	422,849
Long Product shipments
Structural and Rail Division	366,306	431,326	1,094,582	1,241,128	376,263	352,013
Engineered Bar Products Division	176,564	239,951	579,082	705,193	206,874	195,644
Roanoke Bar Division	123,495	145,648	404,355	409,194	152,400	128,460
Steel of West Virginia	90,669	82,623	277,846	245,236	91,248	95,929
Total shipments (Tons)	2,711,909	2,756,920	8,165,678	8,025,500	2,684,411	2,769,358

External shipments (Tons) *	2,362,915	2,489,133	7,096,975	7,296,871	2,347,209	2,386,851

Steel production (Tons) *	2,736,306	2,852,451	8,251,344	8,222,163	2,745,128	2,769,910
Metals Recycling
Nonferrous shipments (000's of pounds)	257,087	277,332	815,347	852,994	292,038	266,222
Ferrous shipments (Gross tons)	1,169,963	1,304,164	3,531,003	3,908,079	1,171,361	1,189,679
External ferrous shipments (Gross tons)	396,135	459,362	1,204,453	1,362,477	382,841	425,477
Fabrication
Average sales price (Per ton)	$1,464	$1,461	$1,523	$1,398	$1,575	$1,538
Shipments (Tons)	168,571	171,578	470,776	479,406	145,222	156,983

*    Includes all steel operations

#    Includes ferrous cost per ton melted at our steel mills